Exhibit 10.1

Execution Version

NOTE AND WARRANT

PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 12, 2018, by and between ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Company”), and the lenders (each individually a “Lender,” and collectively the “Lenders”) named on the Schedule of Lenders attached hereto (the “Schedule of Lenders”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

Recitals:

A.    Each of the Lenders intends to provide certain Consideration to the Company as described for each Lender on the Schedule of Lenders.

B.    The parties wish to provide for the sale and issuance of such Notes and Warrants in return for the provision by the Lenders of the Consideration to the Company.

C.    The parties intend for the Company to issue in return for the Consideration one or more Notes and Warrants to purchase shares of Common Stock.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. The following terms shall have the meanings set forth below:

(a) “Aldama” means Aldama Mining Company, S. de R. L. de C.V., an indirect, wholly owned subsidiary of the Company organized under the laws of Mexico.

(b) “Aldama Interest” means a 15.0% interest in Aldama.

(c) “Consideration” means shall mean the amount of money paid by each Lender pursuant to this Agreement as shown on the Schedule of Lenders.

(d) “Common Stock” means the Company’s common stock, par value $0.0001 per share.

(e) “Conversion Rate” means $8.00 per share of Common Stock, subject to adjustment in accordance with Section 2(b)(vi).

(f) “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes pursuant to Section 2(b)(ii) or upon exercise of the Warrants.

(g) “ExO” means Exploraciones Oceanicas S. de R. L. de C.V., a company organized under the laws of Mexico in which the Company holds an indirect majority interest.

(h) “ExO AR Consolidated Note” means the Amended and Restated Consolidated Note and Guaranty, dated July 31, 2017, in the principal amount of up to $16,434,579, made by ExO and payable to OMO.

(i) “ExO Note Indebtedness” means $1.0 million of the indebtedness held OMO under the ExO AR Consolidated Note.

(j) “Majority Note Holders” shall mean the holders of a majority in interest of the aggregate principal amount of Notes.

(k) “Maturity Date” means the first anniversary of the date of this Agreement.

(l) “Notes” means one or more secured convertible promissory notes issued to each Lender pursuant to Section 2(a) below, the form of which is attached hereto as Exhibit A.

(m) “OMO” means Oceanica Marine Operations, S.R.L., an indirect, wholly owned subsidiary of the Company organized under the laws of Panama.

(n) “Outside Date” means September 12, 2018.

(o) “Pledge Agreement” means a pledge agreement in substantially the form attached hereto as as Exhibit B.

(p) “Required Lenders” means the Lenders holding at least a majority of the indebtedness outstanding under the Notes at the time of determination.

(q) “Rights Agreement” means a registration rights agreement in substantially the form attached hereto as Exhibit C.

(r) “Transaction Documents” means this Agreement, the Notes, and the Pledge Agreement.

(s) “Warrant” means one or more warrants issued to each Lender pursuant to Section 3 below, the form of which is attached hereto as Exhibit D.

Section 2. Terms of the Notes.

(a) Issuance of the Notes. In return for the Consideration paid by each Lender, the Company shall sell and issue to such Lender one or more Notes. Each Note shall have a principal balance equal to the Consideration paid by such Lender for the Note, as set forth in the Schedule of Lenders, bear interest at a rate equal to 8.0% per annum, and mature on the Maturity Date. Each Note shall be convertible or exchangeable pursuant to Section 2(b) and shall be secured by certain assets of the Company as described in such Notes and the Pledge Agreement. Prepayment of principal, together with accrued interest, under the Notes may not be made without the consent of the Majority Note Holders.

(b) Right to Convert or Exchange the Notes.

(i)	Option to Convert or Exchange. At any time after the first to occur of (x) a Subsequent Closing or (y) the Outside Date, but on or before the Maturity Date (the “Exercise Period”), the principal and unpaid accrued interest of the Notes may be converted into or exchanged for, any one of the following:

(A)	Conversion Shares; or

(B)	the ExO Note Indebtedness; or

(C)	the Aldama Interest.

(ii)	Conversion Shares. The principal and unpaid accrued interest of each Note may be converted into Conversion Shares. Notwithstanding the foregoing, accrued interest on the Notes may be paid in cash at the option of the Company. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on a Note to be converted, on the date of conversion, by the Conversion Rate. If a holder elects to convert the Note into Conversion Shares, in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company shall pay the Note holder cash equal to such fraction multiplied by the Conversion Rate.

(iii)	ExO Note Indebtedness. The principal and unpaid accrued interest of each Note may be exchanged into a pro rata portion of the ExO Note Indebtedness. The amount of the ExO Note Indebtedness to be delivered to the holder of each Note upon such exchange shall be equal to the ExO Note Indebtedness multiplied by a fraction, the numerator of which is the outstanding principal and unpaid accrued interest on a Note to be exchanged and the denominator of which is $1.0 million.

(iv)	Aldama Interest. The principal and unpaid accrued interest of each Note may be exchanged into a pro rata portion of the Aldama Interest. The amount of the Aldama Interest to be delivered to the holder of each Note upon such exchange shall be equal to the Aldama Interest multiplied by a fraction, the numerator of which is the outstanding principal and unpaid accrued interest on a Note to be exchanged and the denominator of which is $1.0 million.

(v)	Mechanics of Conversion or Exchange.

(A)	If a holder elects to convert or exchange the Notes in accordance with this Section 2(b), the holder shall provide the Company with written notice (the “Exercise Notice”) of its election pursuant to Section 8(e) hereof during the Exercise Period. The Exercise Notice shall be irrevocable and shall state whether the holder elects to convert the outstanding principal and unpaid accrued interest on the Notes for Conversion Shares or exchange the Notes for the ExO Note Indebtedness or the Aldama Interest.

(B)	The Company shall not be required to issue or deliver the Conversion Shares, the ExO Note Indebtedness, or the Aldama Interest until the Note holder has surrendered the Note to the Company. The conversion or exchange of the Notes pursuant to this Section 2(b) shall be deemed effective as of the date the Exercise Notice is delivered to the Company. As soon as reasonably practicable after the Company’s receipt of the Exercise Notice and the Notes, the Company will thereafter deliver the Conversion Shares, the ExO Note Indebtedness, or the Aldama Interest (as applicable) to the holders of the Notes together with any appropriate instruments of assignment or transfer, duly executed by the Company.

(vi)	Certain Adjustments.

(A)	If the Company at any time on or after the date of issuance of any Note subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the date of issuance combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 2(b)(vi)(A) shall become effective immediately after the effective date of such subdivision or combination.

(B)	If there is a reorganization, or a merger or consolidation of the Company with or into any other entity which results in a conversion, exchange, or cancellation of the Common Stock, upon any subsequent conversion of any Note pursuant to Section 2(b)(ii), the holder of such Note will be entitled to receive the kind and amount of securities, cash, and other property or assets which the holder would have received if the holder had converted the Note into Common Stock in accordance with Section 2(b)(ii) immediately prior to the first of these events and had retained all the securities, cash, and other property or assets received as a result of those events.

Section 3. Warrant. Upon the Initial Closing (as defined below) and any Subsequent Closing (as defined below), and in return for the Company’s receipt of the Consideration, each Lender shall receive a Warrant. Each Warrant shall be exercisable for that number of Conversion Shares set forth therein, as set forth in the Schedule of Lenders, which equals 6,250 Conversion Shares for each $100,000 of Consideration provided by the Lender to which such Warrant is issued.

Section 4. Closing Mechanics.

(a) Initial Closing. The initial closing (the “Initial Closing”) of the purchase of the Notes and issuance of the Warrants in return for the Consideration paid by each Lender shall take place by the exchange of documents among the parties via facsimile or other electronic communication and shall be effective for all purposes as of the date of this Agreement (the “Initial Closing Date”). At the Initial Closing, (i) each Lender shall deliver the Consideration to the Company, (ii) the Company shall deliver to each Lender one or more executed Notes and Warrants in return for the respective Consideration provided to the Company, and (iii) the appropriate parties shall execute and deliver the Rights Agreement and the Pledge Agreement.

(b) Subsequent Closing. In one subsequent closing (the “Subsequent Closing”), the Company may sell additional Notes and Warrants subject to the terms of this Agreement to any Lender as it shall select, provided that such sale shall not take place later than the Outside Date. Any subsequent purchasers of Notes and Warrants shall become a party to, and shall be entitled to receive Notes and Warrants in accordance with this Agreement. The Subsequent Closing shall take place by the exchange of documents among the parties via facsimile or other electronic communication and shall be effective for all purposes as of the date of the Subsequent Closing (the “Subsequent Closing Date”).

Section 5. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lenders that:

(a) Organization and Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization. The Company has taken all corporate action necessary for the authorization, execution, and delivery of this Agreement, the Notes and the Warrants. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement, the Notes, and the Warrants, the valid and enforceable obligations of the Company.

(c) Valid Issuance of Common Stock. The shares of Common Stock issuable upon conversion of the Notes and the exercise of the Warrants, if and when issued, will be duly authorized and validly issued, fully paid, and nonassessable and, based in part upon the representations and warranties of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

Section 6. Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Company that:

(a) Authorization. This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full power and authority to enter into this Agreement.

(b) Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with such Lender in reliance upon such Lender’s representation to the Company that the Notes, the Warrants, and shares of Common Stock issuable upon conversion of the Notes and the exercise of the Warrants (collectively, the “Securities”) will be acquired for investment for such Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c) Disclosure of Information. Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d) Investment Experience. Each Lender is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

(e) Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

(f) Restricted Securities. Each Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(g) Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6 and:

(i)	there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)	(A) such Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, such Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

(h) Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

Section 7. Defaults and Remedies.

(a) Events of Default. The following events shall be considered Events of Default with respect to each Note:

(i)	the Company shall default in the payment of any part of the principal or unpaid accrued interest on the Notes for more than thirty (30) days after the Maturity Date or at a date fixed by acceleration or otherwise;

(ii)

the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(iii)	within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(iv)	the Company shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement, the Notes, or the Warrants within 30 days after written notice from the holder to perform or observe the obligation.

(b) Remedies. Upon the occurrence of an Event of Default under Section 7(a) hereof, the holders of the Notes may exercise any and all remedies provided in the Pledge Agreement.

Section 8. Collateral Agent.

(a) Appointment and Authority. Each Lender hereby irrevocably appoints Kenneth Fried to act on its behalf as the “Collateral Agent” hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all liens on collateral granted by the Company to secure any of the Secured Obligations (as defined in the Pledge Agreement), together with such powers and discretion as are reasonably incidental thereto.

(b) Rights As a Lender. The Collateral Agent shall have the same rights and powers in his capacity as a Lender as any other Lender. Accordingly, the Collateral Agent, in his capacity as a Lender, may exercise all rights and powers of a Lender as though he were not the Collateral Agent, and the term Lender or Lenders shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Collateral Agent hereunder in its individual capacity. The Collateral Agent may lend money to, own securities of, and generally engage in any kind of business with the Company, all as if the Collateral Agent were not the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

(c) Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; and

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a judgment of a court of competent jurisdiction.

(d) Reliance By the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.

Section 9. Miscellaneous.

(a) Certain Rules of Construction. Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa. When used herein, (i) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (ii) the terms “include,” “includes,” and “including” are not limiting. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect any provision of this Agreement. References to the Sections, Schedules or Exhibits shall refer respectively to the sections, schedules or exhibits of this Agreement, unless otherwise expressly provided.

(b) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that the Company may not assign its obligations under this Agreement without the written consent of Majority Note Holders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Governing Law. This Agreement, the Notes, and the Warrants shall be governed by and construed under the laws of the State of Florida.

(d) Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall reimburse the Lenders for up to $10,000 of the Lenders’ reasonable legal fees and expenses for one legal counsel to the Lenders incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated by this Agreement.

(e) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9(e)):

If to the Company:	Odyssey Marine Exploration, Inc.
5215 W. Laurel Street
Suite 200
Tampa, Florida 33607
Attention: Chief Executive Officer

If to the Lenders:	c/o Kenneth Fried
301 East 50th Street
Apartment #4C
New York, NY 10022
Attention: Kenneth Fried

(f) Entire Agreement; Amendments and Waivers. This Agreement, the Notes, the Warrants, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company’s agreements with each of the Lenders are separate agreements, and the sales of the Notes and Warrants to each of the Lenders are separate sales. Nonetheless, any term of this Agreement, the Notes, or the Warrants may be amended and the observance of any term of this Agreement, the Notes, or the Warrants may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Note Holders. Any waiver or amendment effected in accordance with this Section 9(f) shall be binding upon each party to this Agreement and any holder of any Note or any Warrant purchased under this Agreement at the time outstanding and each future holder of all such Notes or Warrants.

(g) Effect of Amendment or Waiver. Each Lender acknowledges that by the operation of Section 9(f), the Majority Note Holders will have the right and power to diminish or eliminate all rights of such Lender under this Agreement and each Note and Warrant issued to such Lender.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(i) Acknowledgement. In order to avoid doubt, it is acknowledged that each Lender shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock issuable upon conversion of the Notes or the exercise of the Warrants that occur prior to the conversion of the Notes or exercise of the Warrants.

(j) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Mark D. Gordon
President and Chief Executive Officer

KEN FRIED

/s/ Ken Fried
Ken Fried

STEVEN MOSES

/s/ Steven Moses
Steven Moses

[Signature Page to Note and Warrant Purchase Agreement]

Schedule of Lenders

		Number of Shares
		of Common Stock	Number of Shares
		Issuable upon	of Common Stock
		Conversion of Note	Purchasable upon
Lender	Consideration	Pursuant to §2(b)(ii)	Exercise of Warrant
Ken Fried	$300,000	37,500	18,750
Steven Moses	$200,000	25,000	12,500

[Signature Page to Note and Warrant Purchase Agreement]